Exhibit 4.2

Execution Copy

QUANTA SERVICES, INC.,

as Issuer

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 22, 2020

Supplemental to Indenture dated as of September 22, 2020

FIRST SUPPLEMENTAL INDENTURE dated as of September 22, 2020 (this “First Supplemental Indenture”), made and entered into by and between Quanta Services, Inc., a Delaware corporation, having its principal office at 2800 Post Oak Blvd., Suite 2600, Houston, Texas 77056 (the “Company”), and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”) under the indenture of the Company dated as of September 22, 2020 (the “Indenture”).

WHEREAS, the Indenture provides for the issuance from time to time of Debt Securities, issuable for the purposes and subject to the limitations contained in the Indenture; and

WHEREAS, Section 9.01(j) of the Indenture also provides that the Company and the Trustee may enter into one or more indentures supplemental to the Indenture without the consent of any Holder to provide for the form or terms of Debt Securities of any series as permitted by Sections 2.01 and 2.03 of the Indenture; and

WHEREAS, the Company has duly authorized the creation of a series of its Debt Securities denominated its “2.900% Senior Notes due 2030” in the initial aggregate principal amount of $1,000,000,000 (the “Notes”); and

WHEREAS, the entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, the Company has duly authorized the execution and delivery of this First Supplemental Indenture, and all things necessary have been done to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company, and to make this First Supplemental Indenture a valid agreement of the Company, in accordance with their and its terms;

WHEREAS, the Company desires the Trustee to join with it in the execution and delivery of this First Supplemental Indenture, and in accordance with Section 2.05, Section 9.03 and Section 12.05 of the Indenture, the Company has duly adopted and delivered to the Trustee, resolutions of its Board of Directors authorizing the execution delivery of this First Supplemental Indenture, and has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that the execution of this First Supplemental Indenture complies with Article IX of the Indenture and that all conditions precedent to its execution have been complied with, and the Indenture and this First Supplemental Indenture are valid and binding upon the Company and enforceable in accordance with their terms;

NOW, THEREFORE:

For and in consideration of the premises and purchase of the Debt Securities of any series issued on or after the date hereof by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Debt Securities of any such series, as follows:

ARTICLE I

CERTAIN PROVISIONS OF GENERAL APPLICATION

SECTION 1.01 Definitions.

For all purposes of the Indenture and this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article I have the meanings assigned to them in this Article I;

(2) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Indenture and this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(3) capitalized terms used but not defined herein are used as they are defined in the Indenture.

“Alternate Offer” has the meaning set forth in Section 2.03(d) hereof.

“Attributable Indebtedness” with respect to a Sale/Leaseback Transaction means, as of the time of determination, (i) if the obligation with respect to such Sale/Leaseback Transaction is a Finance Lease Obligation, the amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee or (ii) if the obligation with respect to such Sale/Leaseback Transaction is not a Finance Lease Obligation, the total Net Amount of Rent required to be paid by the lessee under such lease during the remaining term thereof (including any period for which the lease has been extended), discounted from the respective due dates thereof to such determination date at the rate per annum borne by the Notes compounded semi-annually.

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

1. the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or any of its Subsidiaries, other than any such transaction or series of related transactions where holders of the Company’s Voting Stock outstanding immediately prior thereto hold Voting Stock of the transferee Person representing a majority of the voting power of the transferee Person’s Voting Stock immediately after giving effect thereto;

2. the consummation of any transaction the result of which is that a “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis;

3. the adoption by the Company’s stockholders of a plan relating to the liquidation or dissolution of the Company; or

4. the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock of the surviving or transferee Person (or its parent) constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (or its parent) (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the voting power of the Voting Stock of the surviving or transferee Person.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely because the Company shall become a direct or indirect wholly-owned subsidiary of a holding company or other Person if the direct or indirect holders of the Voting Stock of such holding company or other Person immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Offer” has the meaning set forth in Section 2.03(a) hereof.

“Change of Control Payment” has the meaning set forth in Section 2.03(a) hereof.

“Change of Control Payment Date” has the meaning set forth in Section 2.03(b) hereof.

“Change of Control Triggering Event” means (i) the rating of the Notes by both Rating Agencies is lowered at any time during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either Rating Agency has publicly announced that it is considering a possible ratings downgrade), and (ii) the Notes are rated below Investment Grade by both Rating Agencies on any day during the Trigger Period.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized (assuming for this purpose that the Notes matured on the Par Call Date), at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its Subsidiaries for the total assets (less accumulated depletion, depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, after giving effect to purchase accounting and after deducting therefrom, to the extent included in total assets, in each case as determined on a consolidated basis in accordance with GAAP (without duplication): (i) the aggregate amount of liabilities of the Company and its Subsidiaries that may properly be classified as current liabilities (including taxes accrued as estimated) (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than twelve months after the date as of which the amount is being determined); (ii) current Indebtedness and current maturities of long-term Indebtedness; (iii) minority interests in the Company’s Subsidiaries held by Persons other than the Company or a wholly-owned Subsidiary of the Company; and (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“Event of Default” has the meaning set forth in Section 3.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Finance Lease Obligation” means an obligation that is required to be accounted for as a finance lease (and, for the avoidance of doubt, not an operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a finance lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Fund Entity” means any Subsidiary of the Company, 100% of whose capital stock is at the time owned by the Company directly or indirectly through other Persons 100% of whose capital stock is at the time owned, directly or indirectly, by the Company (other than, in the case of any Subsidiary that is not organized or existing under the laws of the United States, any state of the United States or the District of Columbia, with respect to any directors’ qualifying shares), which does not act other than either (a) solely as the general partner of one or more of the Company’s Investment Funds or (b) solely for the purpose of being a registered investment adviser for any of such Investment Funds, whether directly or indirectly through the general partner of such Investment Fund.

“Indebtedness” has the meaning set forth in Section 2.04 hereof.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Investment Fund” means any foreign or domestic limited partnership, limited liability company or other investment vehicle with respect to which a Fund Entity acts as a general partner and/or its registered investment adviser, whether directly or indirectly through the general partner of such Investment Fund, and in which the Company and/or one or more of its Subsidiaries holds no more than a minority equity interest.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agencies.”

“issuing banks” has the meaning set forth in Section 2.04 hereof.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Net Amount of Rent” as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated.

“Par Call Date” has the meaning set forth in Section 2.02(b) hereof.

“Principal Property” means any manufacturing plant or other similar facility (including Production Machinery and Equipment located thereon), corporate office, equipment yard, maintenance facility, training facility or warehouse owned by the Company or any Subsidiary, which is located within the United States (excluding its territories and possessions), in each case having a net book value in excess of 1% of Consolidated Net Tangible Assets other than (i) any such plant, facility or property which the Company’s Board of Directors determines in good faith is not of material importance to the total business conducted, or assets owned, by the Company and its Subsidiaries as an entirety or (ii) any portion of any such plant, facility or property which the Company’s Board of Directors determines in good faith not to be of material importance to the use or operation thereof.

“Production Machinery and Equipment” means production machinery and equipment in such Principal Property used directly in the production of the Company’s or any Subsidiary’s products.

“Rating Agencies” means Moody’s and S&P; provided that if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency.

“Reference Treasury Dealer” means (1) each of BofA Securities, Inc. and Wells Fargo Securities, LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer and (2) any two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption (assuming for this purpose that the Notes mature on the Par Call Date); provided, however, that, if such redemption date is not an interest payment date with respect to such Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Restricted Subsidiary” means any Subsidiary of the Company (other than any Fund Entity or Captive Insurance Subsidiary), substantially all of the assets of which are located in the United States (excluding its territories and possessions) that at the time, directly or indirectly, through one or more Subsidiaries or in combination with one or more other Subsidiaries or the Company, owns a Principal Property; provided, however, that any Subsidiary that transacts any substantial portion of its business and regularly maintains any substantial portion of its fixed assets outside of the United States (excluding its territories and possessions) shall not be deemed to be a “Restricted Subsidiary.”

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned on the date of issuance of the Notes or thereafter acquired whereby the Company or any of its Restricted Subsidiaries transfers such property to a Person and the Company or any of its Restricted Subsidiaries leases it from such Person other than (1) leases for a term, including renewals at the option of the lessee, of not more than five years, (2) leases between the Company and a Subsidiary or between Subsidiaries and (3) leases of a property executed by the time of, or within twelve months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of such property.

“Treasury Rate” means, with respect to any redemption date for the Notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (assuming for this purpose that the Notes matured on the Par Call Date), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

SECTION 1.02 Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 1.03 Successors and Assigns.

All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 1.04 Separability.

In case any provision in this First Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1.05 Conflict with Trust Indenture Act.

If and to the extent that any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this First Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

SECTION 1.06 Benefits of First Supplemental Indenture.

Nothing in this First Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of the Notes any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

SECTION 1.07 Amendments Applicable Only to Notes.

The amendments contained in this First Supplemental Indenture shall apply to the Notes only and not to any other series of Debt Securities issued under the Indenture, and any covenants provided herein are expressly being included solely for the benefit of the Notes and not for the benefit of any other series of Debt Securities issued under the Indenture. These amendments shall be effective for so long as there remain any Notes Outstanding.

SECTION 1.08 Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND THIS FIRST SUPPLEMENTAL INDENTURE AND EACH SUCH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ARTICLE II

THE NOTES

SECTION 2.01 Title and Terms.

There are hereby created under the Indenture a series of Debt Securities known and designated as the “2.900% Notes due 2030” of the Company. The aggregate principal amount of Notes that may be authenticated and delivered under this First Supplemental Indenture is initially limited to $1,000,000,000, except for Notes authenticated and delivered upon reregistration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.07, 2.08, 2.09 or 9.04 of the Indenture.

The Company may without notice to or the consent of the Holders of the Notes, issue in separate offerings additional notes having the same ranking, interest rate, maturity and other terms as the Notes (other than the date of issuance and, under certain circumstances, the first interest payment date following the issue date of such additional notes). Any such additional notes, together with the Notes, will form a single series of Debt Securities under the Indenture.

The Stated Maturity shall be October 1, 2030 for payment of principal of the Notes. The Notes shall bear interest at the rate of 2.900% per annum, from September 22, 2020 or the most recent interest payment date to which interest has been paid or duly provided for, payable semi-annually in arrears on April 1 and October 1 of each year (commencing April 1, 2021), to the Persons in whose names the Notes are registered at the close of business on March 15 or September 15, as the case may be, next preceding such interest payment date, until principal thereof is paid or made available for payment.

The Notes shall be initially issued in the form of one or more Global Securities and the depositary for the Notes shall be The Depository Trust Company, New York, New York.

The Notes shall not be subject to any sinking fund.

The Notes shall be in registered form without coupons and shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form of the Notes attached hereto as Exhibit A is hereby adopted, pursuant to Section 9.01(j) of the Indenture, as the form of Debt Securities that consist of the Notes.

SECTION 2.02 Optional Redemption.

(a) The provisions of Article III of the Indenture, as amended by the provisions of this First Supplemental Indenture, shall apply to the Notes.

(b) The Notes are subject to redemption upon notice mailed or sent at least 15 days but not more than 60 days prior to the redemption date to each Registered Holder. On or after July 1, 2030 (the “Par Call Date”), the Notes will be redeemable, as a whole or from time to time in part, at the option of the Company at any time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, thereon to (but excluding) the date of the redemption. Prior to the Par Call Date, the Notes may be redeemed, at any time as a whole or from time to time in part, at the option of the Company, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of the Remaining Scheduled Payments thereon that would be due if the Notes matured on the Par Call Date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to (but excluding) the date of redemption.

If the Company redeems less than all the Notes, the Trustee shall select the Notes to be redeemed, in the case of the Notes in the form of a Global Security, in accordance with the Depositary’s Applicable Procedures, and in the case of any Notes in definitive form, by such method as the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair. The Trustee may select for partial redemption Notes and portions of Notes in amounts equal to $2,000 or any integral multiple of $1,000 in excess thereof.

Unless the Company defaults in payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

SECTION 2.03 Purchase upon a Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes in full by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of the Notes will have the right to require the Company to purchase all or a portion (equal to $2,000 or whole multiples of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to (but excluding) the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date. If the Change of Control Payment Date (as defined below) falls on a day that is not a Business Day, the related payment of the Change of Control Payment will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next Business Day.

(b) Unless the Company has exercised its right to redeem such Notes, within 30 days following the date upon which the Change of Control Triggering Event occurred or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail (or with respect to any Global Security, to the extent permitted or required by the Depositary’s Applicable Procedures, send electronically) a notice to each Holder of such Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which, other than as may be required by applicable law, must be no earlier than 15 days nor later than 60 days after the date the notice is mailed or sent (or, in the case of a notice mailed or sent prior to the date of consummation of a Change of Control, no earlier than the date of the occurrence of the Change of Control), other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate or statement signed by an Officer of the Company, which need not constitute an Officers’ Certificate, stating the aggregate principal amount of Notes or portions of Notes being purchased.

(d) The Company will not be required to make a Change of Control Offer with respect to the Notes if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer, (ii) a notice of redemption has been given to the Holders of all of the Notes in accordance with the terms of the Indenture, unless and until there is a default in payment of the redemption price, or (iii) in connection with or in contemplation of any Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.

(e) The Company will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes or the Indenture, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.03 by virtue of any such conflict.

SECTION 2.04 Limitation on Liens.

Except as provided below, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or permit to exist any indebtedness for borrowed money (“Indebtedness”) secured by a Lien on any Principal Property or any shares of stock of or any Indebtedness of any Restricted Subsidiary, whether owned on the date of issuance of the Notes or thereafter acquired, unless the Company substantially contemporaneously secures the Notes equally and ratably with (or prior to) such Indebtedness until such time as such Indebtedness is no longer secured by a Lien on any Principal Property or any shares of stock of or any Indebtedness of any Restricted Subsidiary, except that the foregoing restrictions shall not apply to Indebtedness secured by:

1. Liens on any property, shares of stock or Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary;

2. Liens on any property, shares of stock or Indebtedness existing at the time of acquisition of such property, stock or Indebtedness by the Company or a Restricted Subsidiary;

3. Liens to secure (a) the payment of all or any part of the price of acquisition, construction, alteration, expansion, repair or improvement of property, assets or stock by the Company or a Restricted Subsidiary or (b) any Indebtedness incurred by the Company or a Restricted Subsidiary prior to, at the time of or within one year after the later of the acquisition or completion of construction, alteration, expansion, repair or improvement of such property (including any improvements on an existing property), which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction, alteration, expansion, repair or improvements thereon; provided, however, that, in the case of any such acquisition, construction, alteration, expansion, repair or improvement, the Lien shall not apply to any property theretofore owned by the Company or a Restricted Subsidiary, other than, in the case of any such construction, alteration, expansion, repair or improvement, any theretofore substantially unimproved real property on which the property or improvement so constructed is located;

4. Liens securing Indebtedness of the Company or a Restricted Subsidiary owing to the Company, a Restricted Subsidiary or a wholly-owned Subsidiary;

5. Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary;

6. Liens on property of the Company or a Restricted Subsidiary in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of such country or political subdivision, to secure partial, progress, advance or other payments or performance pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

7. Liens existing as of, or provided for under the terms of agreements existing as of, the date of this First Supplemental Indenture;

8. Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Restricted Subsidiaries;

9. Liens to banks arising from the issuance of letters of credit issued by such banks (“issuing banks”) which constitute borrowed money on the following: (a) any and all shipping documents, warehouse receipts, policies or certificates of insurance and other documents accompanying or relative to drafts drawn under any credit, and any draft drawn thereunder (whether or not such documents, goods or other property be released to or upon the order of the Company or any Subsidiary under a security agreement or trust or bailee receipt or otherwise), and the proceeds of each and all of the foregoing; (b) the balance of every deposit account, now or at the time hereafter existing, of the Company or any Subsidiary with the issuing banks, and any other claims of the Company or any Subsidiary against the issuing banks; and all property claims and demands and all rights and interests therein of the Company or any Subsidiary and all evidences thereof and all proceeds thereof which have been or at any time will be delivered to or otherwise come into the issuing bank’s possession, custody or control, or into the possession, custody or control of any bailee for the issuing bank or of any of its agents or correspondents for the account of the issuing bank, for any purpose, whether or not for the express purpose of being used by the issuing bank as collateral security or for the safekeeping or for any other or different purpose, the issuing bank being deemed to have possession or control of all of such property actually in transit to or from or set apart for the issuing bank, any bailee for the issuing bank or any of its correspondents acting in its behalf, it being understood that the receipt at any time by the issuing bank, or any of its bailees, agents or correspondents, or other security, of whatever nature, including cash, will not be deemed a waiver of any of the issuing bank’s rights or powers hereunder; (c) all property shipped under or pursuant to or in connection with any credit or drafts drawn thereunder or in any way related thereto, and all proceeds thereof; or (d) all additions to and substitutions for any of the property enumerated above in this subsection;

10. Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Liens referred to in clauses (1) through (9) above; provided, however, that the principal amount of Indebtedness so secured shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement or, if greater, the committed amount of Indebtedness originally secured by such Liens (plus, in each case, the aggregate amount of premiums, other payments, costs and expenses related to any refinancing, refunding, extension, renewal or replacement of such Indebtedness) and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Liens so extended, renewed or replaced (plus improvements and construction on such property);

11. Liens securing the payment of taxes, special assessments, governmental charges or claims which are not overdue for a period of more than sixty days or the validity of which is being contested by the Person being charged in good faith by appropriate proceedings, and as to which it has set aside on its books adequate reserves to the extent required by GAAP;

12. deposits, pledges or Liens on or securing property or shares of stock under workers’ compensation, unemployment insurance and social security laws or similar obligations, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, bankers’ acceptances or completion guarantees, or to secure statutory or regulatory obligations or surety or appeal bonds and related indemnification obligations in respect thereof, government contracts, performance and return-of-money bonds and other obligations of a similar nature, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

13. any attachment Lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise thereto will not, within sixty days after the entry thereof, have been discharged or fully bonded or will not have been discharged within sixty days after the termination of any such bond;

14. any judgment Lien or Lien securing or arising from the rendering of a decree, attachment, award or order unless (i) the judgment it secures will not, within sixty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within sixty days after the expiration of any such stay or (ii) the judgment it secures results in an Event of Default;

15. easements, rights-of-way, zoning restrictions, servitudes, encroachments, title defects or other irregularities, and servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreements and other agreements, and other restrictions, charges or encumbrances not materially interfering with the ordinary conduct of the business;

16. any statutory or governmental Lien or a Lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, supplier’s, carrier’s, landlord’s, warehousemen’s, construction contractor’s or similar Lien or pursuant to customary reservations or retentions of title in each case for sums not yet overdue for a period of more than sixty days or that are bonded or being contested in good faith by appropriate proceedings and any undetermined Lien that is incidental to construction, development, improvement or repair;

17. leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Subsidiaries, taken as a whole, and any Lien of a lessor in the property subject to any operating lease or short-term rental;

18. Liens encumbering property or assets under construction or arising from progress or partial payments by a third party relating to such property or assets;

19. Liens arising from filing Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) regarding operating leases or short-term rentals;

20. Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under interest rate agreements, currency agreements or commodity agreements designed to protect the Company or any of its Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

21. Liens on or sales of receivables;

22. Liens in favor of governmental bodies to secure advance or progress payments pursuant to any contract or statute and Liens in favor of governmental bodies in connection with industrial revenue, pollution control, private activity bonds or similar financing;

23. restrictions on dispositions of property, assets or stock to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements, Liens on cash earnest money deposits made in connection with any letter of intent or purchase agreement and customary options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures and partnerships;

24. Liens of sellers of goods arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

25. Liens on machinery and equipment in favor of contract counterparties arising under contracts entered into in the ordinary course of business, provided that such Liens secure only future performance; or

26. any Lien securing Indebtedness of a Person which is a Successor Company to the Company to the extent permitted by Section 10.01 of the Indenture.

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may, without securing the Notes, create, incur, issue, assume, guarantee or permit to exist any Indebtedness secured by a Lien, other than those permitted pursuant to clauses (1) through (26) above, if, immediately after giving pro forma effect to the Incurrence of such Indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding Indebtedness, the sum of (without duplication) (i) all Indebtedness of the Company and its Restricted Subsidiaries secured by Liens (other than those Liens permitted pursuant to clauses (1) through (26) above) and (ii) all Attributable Indebtedness in respect of Sale/Leaseback Transactions with respect to any Principal Property, at the time of determination, does not exceed 15% of Consolidated Net Tangible Assets.

SECTION 2.05 Limitation on Sale/Leaseback Transactions.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any Principal Property, unless (i) the Company or such Restricted Subsidiary would be entitled to create a Lien on such Principal Property securing Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction without securing the Notes pursuant to Section 2.04 hereof or (ii) the Company, within twelve months from the effective date of such Sale/Leaseback Transaction, applies to (x) the voluntary defeasance or retirement (excluding retirements of Notes and other Indebtedness ranking pari passu with the Notes as a result of conversions, pursuant to mandatory sinking funds or mandatory prepayment provisions or by payment at maturity) of Notes or other Indebtedness ranking pari passu with the Notes, (y) the acquisition, construction, development or improvement of any Principal Property used or useful in the businesses of the Company or its Subsidiaries or (z) any combination of the foregoing, an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction.

ARTICLE III

EVENTS OF DEFAULT

SECTION 3.01 Events of Default. Article VI of the Indenture is hereby amended, subject to Section 1.07 hereof and with respect to the Notes only, by deleting Section 6.01 of the Indenture and replacing such Section 6.01 with the following:

If any one or more of the following shall have occurred and be continuing with respect to the Notes (each of the following, an “Event of Default”):

(a) default in the payment of any installment of interest upon the Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

(b) default in the payment of the principal of or premium, if any, on the Notes as and when the same shall become due and payable, whether at maturity, upon redemption, by declaration, upon required purchase or otherwise;

(c) default in the payment of any sinking fund payment with respect to the Notes as and when the same shall become due and payable and continuance of such default for a period of 30 days;

(d) failure on the part of the Company to comply with any of the covenants or agreements on the part of the Company in this First Supplemental Indenture and the Indenture (other than a covenant a default in the performance of which is otherwise specifically dealt with), continuing for a period of 90 days after the date on which written notice specifying such failure and requiring the Company to remedy the same shall have been given, by registered or certified mail or overnight courier guaranteeing next day delivery, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes at the time Outstanding;

(e) indebtedness for money borrowed of the Company or any Restricted Subsidiary of the Company is not paid within any applicable grace period after final maturity or is accelerated prior to its stated final maturity by the holders thereof because of a default, the total principal amount of such indebtedness unpaid or accelerated exceeds $150.0 million or the United States dollar equivalent thereof at the time and such default remains uncured or such acceleration is not rescinded or annulled for 30 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail or by overnight courier guaranteeing next day delivery, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes at the time Outstanding;

(f) the Company or any of its Restricted Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal or State bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert within the time and in the manner prescribed by law, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any such Restricted Subsidiary or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any comparable action under any foreign laws relating to insolvency; and

(g) the entry of an order or decree by a court having competent jurisdiction for (i) relief in respect of the Company or any of its Restricted Subsidiaries or a substantial part of any of their property under Title 11 of the United States Code or any other Federal or State bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or for any such Restricted Subsidiary or for a substantial part of its property or any of their property (except any decree or order appointing such official of such Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with another one or more other Restricted Subsidiaries or Subsidiaries or to or with the Company) or (iii) the winding-up or liquidation of the Company or any such Restricted Subsidiary (except any decree or order approving or ordering the winding-up or liquidation of the affairs of a Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with one or more other Restricted Subsidiaries or Subsidiaries or to or with the Company), and such order or decree continues unstayed and in effect for 90 consecutive days, or any similar relief is granted under any foreign laws and the order or decree stays in effect for 90 consecutive days;

then and in each and every case that an Event of Default described in clause (a), (b), (c), (d) or (e) with respect to Notes at the time Outstanding occurs and is continuing, unless the principal of and interest on all the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding hereunder, by notice in writing to the Company (and to the Trustee if given by Holders), may declare the principal of and interest on all the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this First Supplemental Indenture, the Indenture or in the Notes contained to the contrary notwithstanding. If an Event of Default described in clause (f) or (g) occurs, then and in each and every such case, unless the principal of and interest on all Notes shall have become due and payable, the principal of and interest on all the Notes then Outstanding hereunder shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders, anything in this First Supplemental Indenture, the Indenture or in the Notes contained to the contrary notwithstanding.

The Holders of a majority in principal amount of the Notes by notice to the Trustee may rescind an acceleration (including acceleration as specified in clause (e) and (f)) and its consequences if the rescission would not conflict with any judgment or decree already rendered and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration and the Company has paid the Trustee its compensation and all sums paid or advanced by the Trustee hereunder and the reasonable and documented out-of-pocket compensation, expenses, disbursements and advances of the Trustee, its agents and counsel. Upon any such rescission, the parties hereto shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the parties hereto shall continue as though no proceeding had been taken. In case the Trustee or any Holder shall have proceeded to enforce any right under this First Supplemental Indenture or the Indenture and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adversely to the Trustee or such Holder, then and in every such case the parties hereto shall be restored respectively to their several positions and rights hereunder and all rights, remedies and powers of the parties hereto shall continue as though no such proceeding had been taken.

The foregoing Events of Default shall constitute Events of Default whatever the reason for any such Event of Default and whether is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01 Discharge.

If the Company shall effect a defeasance of the Notes pursuant to Article XI of the Indenture, the Company shall cease to have any obligation to comply with the covenants set forth in Sections 2.04 and 2.05 hereof.

SECTION 4.02 Confirmation of Indenture.

The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 4.03 Concerning the Trustee.

The Trustee assumes no duties, responsibilities or liabilities by reason of this First Supplemental Indenture other than as set forth in the Indenture. The Trustee makes no representations and shall not be responsible for the validity or sufficiency of this First Supplemental Indenture, the Notes or for or in respect of the recitals contained herein. All of the provisions contained in the Indenture in respect of the rights, powers, privileges, and immunities of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like force and effect as though set forth in full herein. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

SECTION 4.04 Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission (including any electronic signature covered by the ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or electronic signature shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

QUANTA SERVICES, INC.

By:	/s/ Nicholas M. Grindstaff
	Name:	Nicholas M. Grindstaff
	Title:	Vice President – Finance and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Alejandro Hoyos
	Name:	Alejandro Hoyos
	Title:	Vice President

EXHIBIT A

[Form of Face of Global Note]

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL DEBT SECURITIES REPRESENTED HEREBY, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

2.900% Senior Note due 2030

CUSIP No. 74762E AF9	$	[	•]
ISIN No. US74762EAF97
No. 0000 (Specimen)

QUANTA SERVICES, INC.

Quanta Services, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Issuer,” which term includes any successor Person under the Indenture hereinafter referred to) as obligor, for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of [•] DOLLARS ($[•]) on October 1, 2030, and to pay interest thereon from September 22, 2020, or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on April 1 and October 1 in each year, commencing April 1, 2021, at the rate of 2.900% per annum, until the principal hereof is paid or made available for payment. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Issuer shall also pay interest on overdue principal or installments of interest at such rate. The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the Person in whose name this Debt Security is registered at the close of business on the record date for such interest, which shall be March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding such interest payment date. Any interest on this Debt Security which is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in this Debt Security and the Indenture shall forthwith cease to be payable to the Registered Holder hereof on the relevant record date, and such Defaulted Interest may be paid by the Issuer to the Person in whose name this Debt Security is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Debt Security not less than 10 days prior to such special record date, or may be paid by the Issuer on this Debt Security in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Debt Security may be listed, and upon such notice as may be required by such securities exchange, all as more fully provided in the Indenture.

As provided in the Indenture and subject to certain limitations therein set forth, payment of interest on this Debt Security shall be made at the corporate trust office of the Trustee or, at the option of the Issuer, by check mailed to the address of the Person entitled thereto as such address shall appear in the Debt Security Register or, at the option of the Registered Holder, by wire transfer to an account designated by the Registered Holder, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Debt Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to herein by manual signature, this Debt Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated:	QUANTA SERVICES, INC.

By:
Name:
Title:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:	U.S. BANK NATIONAL ASSOCIATION. as Trustee

By:
Authorized Signatory

[REVERSE OF GLOBAL NOTE]

This Debt Security is one of a duly authorized issue of securities of the Issuer (herein called the “Debt Securities”), issued and to be issued in one or more series under an Indenture, dated as of September 22, 2020 (the “Base Indenture”) as supplemented by the First Supplemental Indenture, dated as of September 22, 2020 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Issuer and U.S. Bank National Association, as trustee (herein called the “Trustee”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Registered Holders of the Debt Securities and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered. This Debt Security is one of the series designated on the face hereof.

This Debt Security is subject to redemption upon notice mailed or sent at least 15 days but not more than 60 days prior to the redemption date to each Registered Holder. On or after July 1, 2030 (the “Par Call Date”), this Debt Security will be redeemable, as a whole or from time to time in part, at the option of the Issuer at any time, at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, thereon to (but excluding) the date of the redemption. Prior to the Par Call Date, this Debt Security may be redeemed, at any time as a whole or from time to time in part, at the option of the Issuer, at a redemption price equal to the greater of (a) 100% of the principal amount to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments (as defined in the First Supplemental Indenture) thereon that would be due if the Debt Security matured on the Par Call Date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to (but excluding) the date of redemption. Unless the Issuer defaults in payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the Debt Securities or portions thereof called for redemption.

Upon the occurrence of a Change of Control Triggering Event with respect to this Debt Security, unless the Issuer has exercised its right to redeem this Debt Security in full as set forth in Section 2.03 of the First Supplemental Indenture, by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of this Debt Security will have the right to require the Issuer to purchase all or a portion (equal to $2,000 or whole multiples of $1,000 in excess thereof) of such Holder’s Debt Security pursuant to a Change of Control Offer, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to (but excluding) the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of this Debt Security on the relevant record date to receive interest due on the relevant interest payment date.

Unless the Issuer has exercised its right to redeem this Debt Security, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to this Debt Security or, at the Issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer will be required to send by first class mail or, to the extent permitted or required by the Depositary’s Applicable Procedures, send electronically, a notice to each Holder of this Debt Security, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which, other than as may be required by applicable law, must be no earlier than 15 days nor later than 60 days after the date the notice is mailed or sent (or, in the case of a notice mailed or sent prior to the date of consummation of a Change of Control, no earlier than the date of the occurrence of the Change of Control), other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(i) accept or cause a third party to accept for payment all Debt Securities of this series or portions of Debt Securities of this series properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Debt Securities of this series or portions of Debt Securities of this series properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Debt Securities of this series properly accepted together with an Officers’ Certificate or statement signed by an Officer of the Company, which need not constitute an Officers’ Certificate, stating the aggregate principal amount of Debt Securities of this series or portions of Debt Securities of this series being purchased.

The Issuer will not be required to make a Change of Control Offer with respect to this Debt Security if (x) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all the Debt Securities of this series properly tendered and not withdrawn under its offer, (y) a notice of redemption has been given to the Holders of all of the Debt Securities of this series in accordance with the terms of the Indenture, unless and until there is a default in payment of the redemption price, or (z) in connection with or in contemplation of any Change of Control, the Issuer has made an offer to purchase (an “Alternate Offer”) any and all Debt Securities of this series validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Debt Securities of this series properly tendered in accordance with the terms of such Alternate Offer.

The Issuer will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of this Debt Security as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of this Debt Security or the Indenture, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under Section 2.03 of the First Supplemental Indenture by virtue of any such conflict.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Debt Security or certain restrictive covenants and Events of Default with respect to this Debt Security, in each case upon compliance with certain conditions set forth in the Indenture. Such provisions shall be applicable to this Debt Security.

If an Event of Default with respect to this Debt Security shall occur and be continuing, the principal of and interest on this Debt Security may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, without notice to any Holder but with the consent of Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such supplemental indenture, the Issuer and the Trustee at any time to enter into an indenture or supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Debt Securities of such series. The Indenture also permits, with certain exceptions as therein provided, prior to the acceleration of the maturity of the Debt Securities of any series, the Holders of specified percentages in aggregate principal amount of the Debt Securities of that series at the time Outstanding may on behalf of the Holders of all the Debt Securities of that series waive any past Default or Event of Default and its consequences for that series specified in the terms thereof. Any such consent or waiver by the Holder of this Debt Security shall be conclusive and binding upon such Holder and upon all future Holders of this Debt Security and of any Debt Security issued upon the registration of transfer hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debt Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Debt Security shall not have the right to institute any action or proceeding at law or in equity or in bankruptcy or otherwise, upon or under or with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder previously shall have given to the Trustee written notice of an Event of Default with respect to the Debt Securities of this series and of the continuance thereof and unless the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of this series shall have made written request upon the Trustee to institute such action or proceedings in respect of such Event of Default in its own name as Trustee thereunder and shall have offered to the Trustee such security or indemnity as it may require against the costs, expenses and liabilities to be Incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity shall have failed to institute any such action or proceedings and no direction inconsistent with such written request shall have been given to the Trustee by the Holders of a majority in aggregate principal amount of the Debt Securities of this series at the time Outstanding. The foregoing shall not apply to any suit instituted by the Holder of this Debt Security for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Debt Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Debt Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Debt Security is registrable in the Debt Security Register, upon surrender of this Debt Security for registration of transfer at the office or agency of the Issuer in any Place of Payment, duly endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Issuer, the Trustee and the Registrar duly executed by the Registered Holder or the Registered Holder’s attorney duly authorized in writing, and thereupon the Issuer shall execute and the Trustee shall authenticate and deliver in the name of the transferee or transferees a new Debt Security or Debt Securities of authorized denominations for a like aggregate principal amount.

The Debt Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Debt Securities of this series are exchangeable in whole or in part for a like aggregate principal amount of Debt Securities of this series and of like tenor and terms of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, no service charge shall be made for any such registration of transfer of Debt Securities, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

Prior to due presentation for registration of transfer of this Debt Security, the Issuer, the Trustee, any paying agent or any Registrar may deem and treat the Person in whose name this Debt Security is registered as the absolute owner hereof for all purposes, whether or not this Debt Security shall be overdue, and none of the Issuer, the Trustee, any paying agent or any Registrar shall be affected by notice to the contrary.

An incorporator or any past, present or future director, officer, employee, controlling Person or stockholder, as such, of the Issuer or any successor shall not have any liability for any obligations of the Issuer under this Debt Security or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting this Debt Security, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Debt Security.

In the case of any conflict between the provisions of this Debt Security and the Indenture, the provisions of the Indenture shall control.

All terms used in this Debt Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.